January 17, 2011

Apple Media Advisory

Apple CEO Steve Jobs today sent the following email to all Apple employees:

Team,

At my request, the board of directors has granted me a medical leave of absence so I can focus on my health. I will continue as CEO and be involved in major strategic decisions for the company.

I have asked Tim Cook to be responsible for all of Apple's day to day operations. I have great confidence that Tim and the rest of the executive management team will do a terrific job executing the exciting plans we have in place for 2011.

I love Apple so much and hope to be back as soon as I can. In the meantime, my family and I would deeply appreciate respect for our privacy.

Steve

Press Contacts:

Steve Dowling
Apple
dowling@apple.com
(408) 974-1896

Katie Cotton
Apple
katiec@apple.com
(408) 974-7269